Exhibit 10.21

Ref: (2009) Xin Kai Yin Zui Di Zi No. 000013-1

Maximum Value Mortgage Contract

Prepared by: China CITIC Bank, Dalian Branch

Instruction

1.      The Contract herein shall be filled with dark blue or black-inked signature pen or pens.

2.      The Contract shall be completed in full with print letters.

3.      Currency type instead of its symbol shall be written in Chinese. When it relates to capital amount, currency type shall be added in front of capital letters, and currency symbol shall be added in front of small letters.

Columns and blank spaces under Withdrawal Plan or Repayment Schedule shall be filled with fold lines and handwritten/stamping words “The blank is left intentionally”. Other unnecessary blank spaces may be crossed with “/”.

The Maximum Value Pledge Contract (as the “Contract”) is made on April 15th 2009, at Rd. Renmin #29, Zhongshan District, Dalian, P.R.C., 116001.,

By and between

The Mortgagor, Lvshun Wanquan Garment Factory, of which the principal place of business is Baiyun Street, Lvshunkou District, Dalian (as “Mortgagor”)

And

the Mortgagee, China CITIC Bank Dalian Branch who assigns Mr. Yu Wenbo as its legal representative and its principal place of business is Rd. Renmin #29, Zhongshan District, Dalian, P.R.C., 116001, phone 86-411-82821868 (as the “Mortgagee”).

In order to facilitate execution of multiple obligatory rights (as “principal claim”) between the Mortgagee and Dalian TOFA New Materials Development Co., Ltd. (as “Debtor”), the Mortgagor is willing to provide maximum value mortgage to the Debtor. For the consideration of mutual premises, and in accordance with Contract Law of PRC and Guarantee Law of PRC and other laws and regulations, Mortgagor and Mortgagee hereto agree as follow:

Article 1 Definition

Maximum value mortgage means the highest guarantee line agreed between Mortgagor and Mortgagee against multiple debts incurred by Debtor. Mortgagor shall provide such guarantee no higher than such line. Such highest line equals to the total amount of unpaid liabilities (including contingent liabilities) Debtor shall pay to Mortgagee.

Article 2 Mortgaged Principal Claim

2.1 Mortgaged principal claim means a series of obligatory rights arising from Mortgagee extending a credit line to Debtor during the period as of April 15th 2009 till March 19th 2010. Those obligatory rights include but not limited to loans, notes, letter of guarantee, L/C and other banking services.

Mortgaged principal claim is up to RMB five million (5,000,000). If Mortgagor performs its obligations stated in the Contract, the highest guarantee line will be lowered subject to Mortgagor’s performance.

Within the abovementioned period and below highest guarantee line, any debt-related contracts, agreements and instruments made between Mortgagee and Debtor shall constitute the master contract over the Contract herein (as “Master Contract”).

It’s mutually agreed that the RMB Loan Contract referred as (2009) Xin Kai Yin Dai Zi made between Mortgagee and Debtor, under which the principal contemplated is RMB 5,000,000 (five million), is deemed as part of the Principal Claim defined herein.

2.2 Debtor shall perform its liabilities as required by the Master Contract. Where the Master Contract requires installment, then the matured day of any separate debt shall be deemed as the ending date of contractual execution to such debt. If the debt is terminated in advance as (1) required by laws and regulations, (2) agreed under the Master Contract, or (3) Debtor and Mortgagee agree to do so; or the debt payment is agreed to delay by Debtor, Mortgagee and Mortgagor, the date of such termination is the matured date of the debt. If the service contemplated under the Master Contract is in form of L/C, bank acceptance bills or letter of guarantee, each payment in advance is deemed as the ending date of contractual execution.

Article 3 Collateral

3.1 Collaterals furnished by Mortgagor are listed in Collateral List attached to the Contract. Total collateral are valued as Thirteen Million and Twenty Thousand (13,020,000) RMB Only, loan-to-value ratio 38.41%. The evaluated present value of collaterals herein shall neither constitute the basis for Mortgagee to dispose collaterals as allowed by the Contract, nor any limitations against Mortgagee to excises its mortgage right. Throughout the term of the Contract, Mortgagor shall have the duties to employ reasonable measures to bring the loan-to-value ratio back to the foresaid level, provided that the ratio becomes higher due to any reasons.

Article 4 Mortgage Scope

4.1 The Contract shall cover principal, interest, punitive and compound interest, imbursement for contract violation, damages, and expenses for excising debt rights (including but not limited to legal cost, arbitration, attorney fee no higher than 20% total principal claim, accommodation, assessment &evaluation, auction, disposal, transfer, property preservation, public disclosure and execution)

Article 5 Lien

5.1 Lien shall be excised within the limitations of Principal Claim.

Article 6 Mortgagor’s Representations and Warranties

6.1 Mortgagor is a legal person incorporated under laws of P.R.C., of civil rights and behavioral competence, and independently liable to any civil duties. Mortgagor has obtained necessary/lawful authorizations and approvals, from external or internal, to sign the Contract herein.

6.2 Mortgagor possesses complete, effective and lawful ownership or disposal right to the collaterals contemplated hereunder. The foresaid collaterals are free from any disputes, confiscation, impounding, pledge, supervision or any other mandatory measures. If such collaterals are co-possessed by Mortgagor and other owners, Mortgagor shall be believed to have obtained all the necessary consents and approvals from such person.

6.3 Mortgagor fully understands and agrees on all the terms and provisions set forth under the Master Contract. Mortgagor provides such guarantee to Debtor at its discretion and all the presentations and statements made under the Contract are true or factual.

6.4 The collaterals contemplated hereunder shall neither bear any limits nor cause any illicit circumstances.

6.5 All the collateral-related documentations and representations provided by the Mortgagor are of effect, truth, accurateness, completeness and law-binding. Other than conditions Mortgagor make written disclosure on to Mortgagee, Mortgagor has no other material liabilities (including contingent liabilities), behaviors of contract violations, prosecution, arbitration or other significant events influential to Mortgagor’s assets.

6.6 Mortgagor agrees that when Debtor of the Master Contract fails to perform the endue liabilities, or the collateralization right shall be excised, Mortgagee shall have the right to directly require Mortgagor executing its liabilities with priorities over other rights and interests (including but not limited to the case that the collateral of Debtor of Master Contract shall be disposed in the first place), regardless if Mortgagee has other guarantee against the debt under the Master Contract (including but not limited to the collaterals, pledges, mortgages, letter of guarantees, standing L/C and other forms of guarantees provided by the Debtor of Master Contract itself).

Article 7 Mortgagor’s Rights and Obligations

7.1 Mortgagor shall furnish Mortgagee with instruments testifying the ownership of collaterals and other necessary documents, including but not limited to verified business license, insurance policy for collaterals, and certificates for special imports issued by competent authorities. Those files and documents shall be kept by Mortgagee.

7.2 Mortgagor shall issue a written notice thirty (30) days in advance to the Mortgagee provided that Mortgagor know or should have known any adverse or possibly adverse impact to Mortgagor’s collaterals. The foresaid conditions includes but not limited to stock conversion, reorganization, M&A, spin-off, joint capital, alliance, leasing, any change to Debtor’s scope of operation and registered capitals, or material capital transaction.

7.3 If Mortgagor incurs events including but not limited to suspension, stoppage, bankruptcy, delinquency, revoke of business license, economic loss, lawsuits, arbitration, criminal affairs, and administrative punishment, thus hampering part or whole of capability of guaranteeing the loan, Mortgagor shall issue a written notice to Mortgagee within three days upon the occurrence or possible occurrence of such event.

7.4 Throughout the term, Mortgagor shall agree to properly assume all the liabilities under the Contract and thus provide an action plan, provided that Mortgagor incurs situations described in Article 7.2 and Article 7.3.

7.5 For the purpose of the Contract, Mortgagor shall, prior to obtaining Mortgagee’s written consent, not (1) transact, let, remortgage, (2) transfer as gift or trust, (3) materially change part or whole of collaterals. In case that Mortgagee agrees on Mortgagor’s disposal on collaterals, Mortgagor shall not only entitle Mortgagee to choose the following options for handling the capital earned from such disposal, but also provide support for possessing relevant procedures. Those options include – the capital shall

7.5.1 be paid to clear the principal and interest under the Mater Contract;

7.5.2 be deposited into saving account; and CD thereof shall be used as pledge.

7.5.3 be deposited to any third party designated by Mortgagee.

7.5.4 be entitled by Mortgagor if Mortgagor provides a new and satisfied mortgage.

7.6 If collaterals are (1) confiscated, detained, handled with other mandatory measures, (2) with conflict over ownership, (3) damaged by any third party, or (4) in other adverse situations, Mortgagor shall immediately inform Mortgagee in written form and cover Mortgagee’s damages up to its guarantee line.

7.7 Mortgagor shall have the right to terminate all the mortgage under the Contract provided that Debtor pays off all the debt liabilities under the Master Contract.

7.8 Under the circumstances that Mortgagor lets the collaterals prior to the establishment of the Contract, Mortgagor shall timely inform lessee regarding the mortgage in written form. Also, Mortgagor shall furnish Mortgagee with the written agreement signed by and between Mortgagor and Lessee, and/or a memo describing such lease.

7.9 If Mortgagor makes changes to legal person name, legal representative, project director, principal place of business, telephone, fax and among others, Mortgagor shall inform Mortgagee in written form seven (7) days after such change.

7.10 If it’s mutually agreed that Mortgagor takes its existing production lines, raw materials, product in process and finished products as mortgages, then Article 7.5 hereunder is not applicable. However, Mortgagor shall not maliciously dispose the collaterals through falsified sales. If mortgage right shall be excised subject to Article 12.4, Mortgagor shall not dispose the collaterals by any means, otherwise Mortgagor shall cover the damages arising thereof.

Article 8 Mortgagee’s Rights and Liabilities

8.1 If Debtor fails to execute its liabilities, in part or whole, at the matured date specified in Article 2.2, Mortgagee shall have the right to dispose the collaterals under the Contract.

8.2 If earning from disposing collaterals is inadequate to clear off all the debt liabilities, Mortgagee shall have the right to claim the residue to Debtor. However, Mortgagee shall return the remaining to Mortgagor if there is money left upon full settlement.

8.3 If Debtor pays off all the debt liabilities under the Master Contract, Mortgagee shall help Mortgagor to nullify the collateral registration in competent authority, and return ownership certificates and other documents to Mortgagor.

8.4 In exception to matters of extending credit line and increasing debt liabilities, Mortgagee and Debtor may not obtain Mortgagor’s consent prior to making any changes to the Master Contract. In such case, Mortgagor shall not waive its liabilities under the Contract.

Article 9 Custody and Use of Collaterals

9.1 Mortgagor shall be liable to secure collaterals under good conditions, pay various taxes and expenses, use/operate the collaterals properly and lawfully, and accept Mortgagee’s supervisions on collaterals from time to time.

9.2 In case that there is any possibility of value decrease on collaterals, Mortgagor shall (1) give notice to Mortgagee promptly and (2) recover collateral value as required, or provide a new satisfied collateral with equivalent value as decreased amount.

Article 10 Insurance

10.1 Mortgagor shall provide full insurance to collaterals, at Mortgagee’s request. And the primary beneficiary shall be Mortgagee. Throughout the existing period of mortgage rights, insurance term shall be longer than the term of Master Contract. However, if the debt under the Master Contract is extended; Mortgagor shall agree to extend insurance term accordingly. Mortgagor shall not withdraw the insurance. And Mortgagee shall keep insurance policies and policy of extended insurance term.

10.2 If Mortgagor fails to insure collaterals or pay premium as required in Article 10.1, Mortgagee shall have the right to insure collaterals and pay premiums on behalf of Mortgagor. All the fees and expenses arising shall be borne by Mortgagor.

10.3 If collaterals are damaged, lost or confiscated, Mortgagee shall be the primary beneficiary to the insurance coverage and indemnification of the collaterals.

If collaterals are damaged, lost or confiscated, but the debt liabilities under the Master Contract are not matured, Mortgagee shall have the right to deposit and withdraw the insurance coverage and indemnification of the collaterals.

10.4 Article 9.2 shall be applied if (1) Mortgagor fails to insure or extend the insurance to collaterals as required, so that damages of collaterals are not covered; (2) Mortgagor fails to insure or extend the insurance to collaterals as required, and collaterals are damaged by virtue of any third party’s behaviors, but Mortgagor receive none of indemnification from such third party; and (3) though Mortgagor buys insurance to the collaterals, yet the situation applies to the disclaimer under the insurance policy.

Article 11 Registration

11.1 Parties hereto shall process the registration of collaterals at competent authorities. And original copy of right certificate, registration statement and/or collateral ownership shall be kept in custody by Mortgagee upon three days after accomplishing such procedures.

11.2 If there is any transaction or change to the collateral ownership, which obtains Mortgagee’s written consent in advance, relevant parties shall process the Registration Change within required period.

Article 12 Violation

12.1 Parties hereto shall execute the Contract upon effect, or otherwise assume relevant liabilities for breaching the Contract.

12.2 If Mortgagor provides inaccurate, untruthful, incomplete or intentionally misleading representations and warranties, thus causing loss to Mortgagee, Mortgagor shall bear the damages arising thereof.

12.3 In case that the Contract becomes null and valid by virtue of Mortgagor’s fault, Mortgagor shall cover Mortgagee’s loss up to its guarantee line.

12.4 Throughout the term, Mortgagee shall have the right to excise the mortgage right promptly provided that:

12.4.1 Any debt under the Master Contract is matured without full imbursement.

12.4.2 Mortgagee is not paid at the date (1) required by laws and regulations, (2) agreed under the Master Contract, or (3) Debtor and Mortgagee agree to an early maturity of debt;

12.4.3 Mortgagor experiences shut-off, stoppage, delinquency, solvency, or delinquency of business license.

12.4.4 Mortgagor violates Article 7.4 under the Contract and fails to perform all the liabilities hereunder or to provide satisfied action plan.

12.4.5 Mortgagor is incapable to maintain collaterals as completed and in good conditions. Or if value of collaterals is decreased as described in Article 9.2 and Mortgagor refuses to provide a new collateral as required in Article 9.2.

12.4.6 Mortgagor incurs any events that may threaten/hamper or possibly threaten/hamper Mortgagee’s rights and interest.

12.4.7 Mortgagor violates Article 7.10 and maliciously disposes collaterals through fake sales or, against the requirements of restrictions on disposal, handles collaterals at its discretion.

Article 13 Realization of Mortgage Right

13.1 Mortgagor agrees that Mortgagee may choose any of the following means to excise its mortgage right. However if the currency under the Master Contract is different from the currency of excising mortgage right, earning from disposing collaterals shall be translated at the exchange rate announced by Mortgagee at the date of such disposal. Means to excise mortgage right include:

13.1.1 Collaterals may be discounted to realize mortgage right. Mortgagee may negotiate with Mortgagor regarding discount price, or accept the discount price evaluated by a qualified evaluation agent agreed by two parties herein.

13.1.2 Collaterals may be sold to realize mortgage right. Mortgagee may directly transfer collaterals, or indirectly through any agents or Mortgagor. The calculation of sales price is applicable to Article 13.1.1.

13.1.3 Auction. Mortgagee may entrust a China-registered qualified agent to auction the collaterals.

Article 14 Other Agreed Matters

None

Article 15 Governing Law

13.1 The Contract shall be governed by laws of Peoples’ Republic of China.

Article 16 Disputes

14.1 In case of any disputes arising from or related to the Contract, parties hereto shall settle the disputes on a friendly basis; otherwise either party may file a legal suit to the people’s court where Mortgagee is located.

Article 17 Accumulation of Rights

17.1 Mortgagee’s rights and interest under the Contract shall be accumulated, free from relevance of any rights required by laws or contracts. Unless specified in Mortgagee’s written statement, Mortgagee’s any delayed execution, partial execution and non-execution of any rights shall neither constitute any waiver of all/partial rights, nor impact Mortgagee’s continued execution of such rights or other rights.

Article 18 Continuity of Obligation

18.1 Any obligations and joint liabilities under the Contract shall bear continuity, which legally binds Debtor’s successors, receivers, transferee and entities after Debtor’s M&A, reorganization or name change, free from any disputes, claims, prosecutions, superior’s orders, or any contracts or files signed between Principal Claim Contract Debtor and any other persons. Such obligations shall not be altered due to Debtor’s solvency, delinquency, disqualification, amended Article of Associations or other changes of any nature or of any kind.

Article 19 Force of the Contract

19.1 The Contract is subordinated to the Master Contract. Any invalid part of Master Contract shall not affect the force of the Contract.

19.2 If a certain paragraph or content of a certain paragraph herein is deemed as ineffective by now or in the future, such paragraph or content shall not affect the legal power of Contract, other paragraphs or other content of such paragraph.

Article 20 Effect, Change and Termination

20.1 The Contract enters into full force upon signatures and seals attached by Mortgagor’s legal representatives or authorized agents, and Mortgagee’s legal representatives, incumbent or authorized agents.

20.2 Unless otherwise specified herein, parties hereto shall not alter or revoke the Contract at its discretion, upon the Contract entering into force. For any changes or terminations, parties hereto shall agree and form a written supplement.

Article 21 Miscellaneous

21.1 For any unsettled matters hereunder, parties hereto may make supplemental agreements as attachment of the Contract. Any attachment, amendment, supplements to the Contract shall constitute each and any inseparable part of the Contract, each with equivalent legal force.

21.2 Mortgagor shall bear all the expenses and fees arising from evaluation, notarization, insurance, registration, test, custody and deposit required under the Contract.

21.3 Any notices, requirements or other correspondences issued by Mortgagee to Debtor, including but not limited to telegraph, telex and facsimile, shall be deemed to be served to Debtor as soon as such notices, requirements or other correspondences are issued. The abovementioned correspondence in certified mail form shall be deemed to be served to Debtor at the third day upon such mailing day.

21.4 If Mortgagor makes changes to principal place of business, name, telephone, fax and among others, Mortgagor shall inform Mortgagee in written form fifteen (15) days after such change.

21.5 The Contract is made and executed in /, / for Mortgagor and / for Mortgagee.

21.6 Mortgagee has employed reasonable measures to (1) request Mortgagor to notice, and (2) make full explanation to any terms and provisions in connection with exemption or limited obligations. Both parties hold no dissent on understanding of all the terms and provisions hereunder.

Debtor: (Seal)	Mortgagee: (Seal)

Legal Representative: /s/ Zheng Chuantao	Legal Representative: /s/ Yu Wenbo

Attachment 1

(Real Estate) Collateral List

Collateral Name: Land

Location: #4 Baiyun Street, Desheng Ave, Lvshunkou District, Dalian, PRC

Land Use Right Owner: Lvshun Wanquan Garment Factory

Floor Area: 10826 square meters

Term: Feb. 2004 to Feb. 2054

Ownshership Certificate: Lvshunkou Guo Yong (2004) Zi No. 0403005

Evaluation: 6,240,000  yuan

Evaluation Agent: Dalian Taihe Immovable Property Evaluation LLC

How to Get This Land: State Rent

Remark: Debt Amount 2,400,000 yuan.

Signed by Mortgagor: /s/ Zhou Pinren           Signed by Mortgagee: /s/ Yu Wenbo

Attachment 2

(Real Estate) Collateral List

Collateral Name: House Property

Location: #4-9 Baiyun Street, Desheng Ave, Lvshunkou District, Dalian, PRC

Floor Area: 432.1 square meters

Use: Warehouse

Ownshership Certificate: Dalian Quan Zheng Lv Dan Zi No. 1999358

Evaluation: 610,000 yuan

Evaluation Agent: Dalian Dafeng Real Estate and Land Property Evaluation LLC

Whether there is interest conflict: No.

Remark: Debt amount 230,000 yuan

Signed by Mortgagor: /s/ Zhou Pinren           Signed by Mortgagee: /s/ Yu Wenbo

Attachment 3

(Real Estate) Collateral List

Collateral Name: House Property

Location: #4-2 Baiyun Street, Desheng Ave, Lvshunkou District, Dalian, PRC

Property Owner: Dalian Lvshun Wanquan Garment Factory

Floor Area: 299.61square meters

Use: Office

Ownshership Certificate: Dalian Quan Zheng Lv Dan Zi No. 1999356

Evaluation: 460,000 yuan

Evaluation Agent: Dalian Dafeng Real Estate and Land Property Evaluation LLC

Whether there is interest conflict: No.

Remark: Debt amount 180,000 yuan

Signed by Mortgagor: /s/ Zhou Pinren           Signed by Mortgagee: /s/ Yu Wenbo

Attachment 4

(Real Estate) Collateral List

Collateral Name: House Property

Location: #4-10 Baiyun Street, Desheng Ave, Lvshunkou District, Dalian, PRC

Property Owner: Dalian Lvshun Wanquan Garment Factory

Floor Area:2264.74 square meters

Use: Manufactory

Ownshership Certificate: Dalian Quan Zheng Lv Dan Zi No. 2001427

Evaluation: 3,580,000 yuan

Evaluation Agent: Dalian Dafeng Real Estate and Land Property Evaluation LLC

Whether there is interest conflict: No.

Remark: Debt amount 137,000 yuan

Signed by Mortgagor: /s/ Zhou Pinren           Signed by Mortgagee: /s/ Yu Wenbo

Attachment 5

(Real Estate) Collateral List

Collateral Name: House Property

Location: #4-3 Baiyun Street, Desheng Ave, Lvshunkou District, Dalian, PRC

Property Owner: Dalian Lvshun Wanquan Garment Factory

Floor Area: 555,66 1square meters

Use: Warehouse

Ownshership Certificate: Dalian Quan Zheng Lv Dan Zi No. 1999355

Evaluation: 790,000 yuan

Evaluation Agent: Dalian Dafeng Real Estate and Land Property Evaluation LLC

Whether there is interest conflict: No.

Remark: Debt amount 300,000 yuan

Signed by Mortgagor: /s/ Zhou Pinren           Signed by Mortgagee: /s/ Yu Wenbo

Attachment 6

(Real Estate) Collateral List

Collateral Name: House Property

Location: #4 Baiyun Street, Desheng Ave, Lvshunkou District, Dalian, PRC

Property Owner: Dalian Lvshun Wanquan Garment Factory

Floor Area:19.97square meters

Use: Guardian Office

Ownshership Certificate: Dalian Quan Zheng Lv Dan Zi No. 1999364

Evaluation: 40,000 yuan

Evaluation Agent: Dalian Dafeng Real Estate and Land Property Evaluation LLC

Whether there is interest conflict: No.

Remark: Debt amount 20,000 yuan

Signed by Mortgagor: /s/ Zhou Pinren           Signed by Mortgagee: /s/ Yu Wenbo

Attachment 7

(Real Estate) Collateral List

Collateral Name: House Property

Location: #4-7 Baiyun Street, Desheng Ave, Lvshunkou District, Dalian, PRC

Property Owner: Dalian Lvshun Wanquan Garment Factory

Floor Area: 64.94 square meters

Use: Public Bathhouse

Ownshership Certificate: Dalian Quan Zheng Lv Dan Zi No. 1999363

Evaluation: 100,000 yuan

Evaluation Agent: Dalian Dafeng Real Estate and Land Property Evaluation LLC

Remark: Debt amount 40,000 yuan

Signed by Mortgagor: /s/ Zhou Pinren           Signed by Mortgagee: /s/ Yu Wenbo

Attachment 8

(Real Estate) Collateral List

Collateral Name: House Property

Location: #4-1 Baiyun Street, Desheng Ave, Lvshunkou District, Dalian, PRC

Property Owner: Dalian Lvshun Wanquan Garment Factory

Floor Area: 162.31square meters

Use: Office

Ownshership Certificate: Dalian Quan Zheng Lv Dan Zi No. 1999360

Evaluation: 250,000 yuan

Evaluation Agent: Dalian Dafeng Real Estate and Land Property Evaluation LLC

Whether there is interest conflict: No.

Remark: Debt amount 100,000 yuan

Signed by Mortgagor: /s/ Zhou Pinren           Signed by Mortgagee: /s/ Yu Wenbo

Attachment 9

(Real Estate) Collateral List

Collateral Name: House Property

Location: #4-6 Baiyun Street, Desheng Ave, Lvshunkou District, Dalian, PRC

Property Owner: Dalian Lvshun Wanquan Garment Factory

Floor Area:212.51square meters

Use: Boiler Room

Ownshership Certificate: Dalian Quan Zheng Lv Dan Zi No. 1999362

Evaluation: 310,000 yuan

Evaluation Agent: Dalian Dafeng Real Estate and Land Property Evaluation LLC

Whether there is interest conflict: No.

Remark: Debt amount 120,000 yuan

Signed by Mortgagor: /s/ Zhou Pinren           Signed by Mortgagee: /s/ Yu Wenbo

Attachment 10

Form of (Movables) Collateral List

Unit:	Code:

Collateral Name	Location	Specification	Quantity	Quality	Valuation	Insurance		Ownership Certificate	Ownership	Registration Authority	Others
						No.	Period

Code：

Signed by Mortgagor:	Signed by Mortgagee